PRESS RELEASE

Available for Immediate Publication:  September 26, 2007

Contacts:  Thomas T. Hawker, President / Chief Executive Officer (209) 725-2276
David Heaberlin, EVP / Chief Financial Officer (209) 725-7435
Web Site www.ccow.com

CAPITAL CORP OF THE WEST ANNOUNCES RIGHTS PLAN

MERCED, CA, September 26, 2007 - The Board of Directors of Capital Corp of the West (Nasdaq: CCOW) announced today that it has extended the expiration date of its Shareholder Rights Plan for five years to September 26, 2012.

Each Preferred Share Purchase Right will entitle shareholders to buy one one-hundredth of a share of the Company's Series A Junior Participating Preferred Stock at an exercise price determined under the Plan. Each one one-hundredth of a share of such Preferred Stock is intended to be the economic equivalent of one share of Common Stock. After a person or group (other than an exempt person or group) acquires 10% or more of the outstanding Common Stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 10% or more of the outstanding Common Stock, the Rights will become exercisable by persons other than the acquiring person, unless the Board of Directors has approved the transaction in advance. In addition, upon the occurrence of certain events, (i) the holders of Rights would be entitled to purchase either Common Stock or securities of an acquiring entity at half of market value, or (ii) the Board of Directors may, at its option, exchange part or all of the Rights for shares of Common Stock. Prior to the acquisition by a person or group of 10% or more of the outstanding Common Stock, the Rights are redeemable for $0.001 per Right at the option of the Board of Directors. The Rights will expire on September 26, 2012.

Thomas T. Hawker, President and Chief Executive Officer, stated that, "The extension of the Shareholder Rights Plan is part of an ongoing effort by the Board to protect and maximize the value of the shareholders' investment in the Company and to give them the optimum opportunity to participate in the long-term value of the Company. The Board determined that extending the Shareholder Rights Plan is an effective and reasonable method to safeguard the interests of our shareholders. We are focused on building value for our shareholders, and our intent is to continue that strategy.”

Reference Information

Capital Corp of the West, a California bank holding company established on November 1, 1995, is the parent company of County Bank, which is currently celebrating its 30th year of service. Currently County Bank has thirty branch offices and six Business Lending Centers serving the counties of Fresno, Madera, Mariposa, Merced, Sacramento, Stanislaus, San Joaquin, San Francisco, Santa Clara and Tuolumne. As of the latest FDIC data, County Bank has 7.5% market share in the six Central California counties in which it has significant retail branches. This ranks County Bank fifth out of thirty-seven banking institutions in this market area. For further information about the Company's financial performance, contact Tom Hawker, President and Chief Executive Officer at (209) 725-2276, or Dave Heaberlin, Chief Financial Officer and Treasurer, at (209) 725-7435.